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                                                                       EXHIBIT 8

             [AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. LETTERHEAD]

                                November 29, 2001



Clear Channel Communications, Inc.
200 East Basse Road
San Antonio, Texas 78209

Ladies and Gentlemen:

         We have acted as counsel to Clear Channel Communications, Inc., a Texas corporation, ("Parent") in connection with the proposed merger (the "Merger") of CCMM Sub, Inc., a Delaware corporation ("Merger Sub"), with and into The Ackerley Group, Inc., a Delaware corporation, ("Ackerley"), pursuant to the terms and conditions set forth in the Agreement and Plan of Merger dated as of October 5, 2001 (the "Agreement"), among Parent, Merger Sub and Ackerley. At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission, as amended through the date hereof, in connection with the Merger (the "Registration Statement"), we are rendering our opinion with regard to the description of certain United States federal income tax consequences of the Merger. All capitalized terms used but not defined herein shall have the same meanings as in the Agreement. In arriving at the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of:

               (i)   the Agreement;

               (ii)  the Registration Statement and the Proxy
                     Statement-Prospectus included therein to be filed with the Securities and Exchange Commission by Ackerley and Parent on November 29, 2001 in connection with the Merger; and

               (iii) certificates and representations to be made by the officers and representatives of Ackerley, Parent and Merger Sub and such other persons as we have deemed appropriate.

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November 29, 2001
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         Without limiting the generality of the foregoing, in arriving at the opinions expressed below, we have examined and relied, without independent verification of the statements contained therein, on (i) representations to be made by Parent and Merger Sub regarding certain tax matters, (ii) representations to be made by Ackerley regarding certain tax matters; and (iii) representations and warranties made by Ackerley, Parent and Merger Sub in the Agreement, and we have assumed the accuracy of the representations and statements made in each of the foregoing.

         In arriving at the opinion expressed below, we have assumed, without making any independent investigation, that all such documents as furnished to us are complete and authentic, that the signatures on all documents are genuine, and that all such documents have been, or in the case of drafts, will be, duly authorized, executed and delivered. We have further assumed that the transactions will be consummated and the parties will act in accordance with these documents.

         Based on and subject to the foregoing, we confirm that the discussion contained in the Registration Statement under the caption "THE MERGER - Material Federal Income Tax Consequences", is our opinion of the material U.S. federal income tax consequences of the Merger to the Ackerley shareholders.

         We hereby consent to the use of our name and the making of statements with respect to us under the caption "THE MERGER - Material Federal Income Tax Consequences" in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1993, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.




                                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

                                   /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.












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